WARRANT CERTIFICATE
                                     WARRANT

THIS  WARRANT  WILL BE VOID IF NOT  EXERCISED  PRIOR TO THE CLOSE OF BUSINESS ON
                               DECEMBER 22, 2000

                      CHECKERS DRIVE. IN RESTAURANTS, INC,

                         COMMON STOCK PURCHASE WARRANT

    THIS CERTIFIES that, for value received, CHECKERS DRIVE-IN RESTAURANTS, INC., a Delaware corporation (hereinafter called the 'Company"), upon the surrender of this Warrant to the Company at the office of the Warrant Agent hereinafter mentioned (or of its successor as Warrant Agent), provided, and only if, this Warrant shall be so surrendered during the period commencing on November 22, 2000, and ending at 4:00 p.m., New York time, on December 22, 2000 (the "Exercise Period," as the same may be extended as provided in the Warrant Agreement hereinafter mentioned), will sell and deliver, or cause to be sold and delivered, to or registered assigns, a certificate for the number of fully paid and non-assessable shares of the Company's Common Stock, par value $.001 per share, as noted above, upon payment of the warrant price for the number of shares in respect of which this Warrant is exercised; provided, however, that under certain conditions set forth in the Warrant Agreement the number of shares of the Company's Common Stock purchasable upon the exercise of this Warrant may be Increased or reduced and the warrant price may be adjusted. Subject to adjustment as aforesaid, the warrant price per share (herein called the "warrant price") shall be $1.375. As provided in said Warrant Agreement, the warrant price is payable, upon the exercise of this Warrant, either in cash or by certified check or bank draft. No adjustment shall be made for any dividends on any shares of Common Stock Issuable upon exercise of this Warrant. The right of purchase represented by the Warrant Is exercisable during the Exercise Period, at the election of the registered holder hereof, either as an entirety or from time to time for part only of the shares specified herein and, in the event that this Warrant Is exercised in respect of less than all of such shares, a new Warrant for the remaining number of such shares will be Issued on such surrender.
    Upon the exercise of this Warrant, the form of election to purchase on the reverse hereof must be duly executed and the accompanying instructions for the registration and delivery of Common Stock must be filled in.
    This Warrant is Issued under and the rights represented hereby are subject to the terms and provisions contained in a Warrant Agreement, dated as of March 11, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C., Pittsburgh, Pennsylvania, as Warrant Agent, to all the terms and provisions of which the registered holder of this Warrant, by acceptance hereof, assents. Reference Is hereby made to said Warrant Agreement for a more complete statement of the rights and limitations o! rights of the registered holder hereof, the rights and duties of the Warrant Agent and the rights and obligations of the Company thereunder. Copies of said Warrant Agreement are on file at the office of &aid Warrant Agent. The Company shall not be required upon the exercise of this Warrant to Issue fractions of shares, but shall make adjustment therefor in cash on the basis of the current market value of any fractional interest (computed as provided in said Warrant Agreement).


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    This Warrant is  transferable  at the office of the Warrant Agent (or of its successor as Warrant Agent) by the registered holder hereof In person or by attorney duly authorized in writing, but only in the manner and subject to the limitations provided in the Warrant Agreement, and upon surrender of this Warrant. Upon any such transfer, a new Warrant, or new Warrants of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of shares of Common Stock will be issued to the transferee In exchange for this Warrant.
    This Warrant when surrendered at the office of the Warrant Agent (or of' iits successor as Warrant Agent) by the registered holder hereof in person or by attorney duly authorized In writing may be exchanged, In the manner and subject to the limitations provided In the Warrant Agreement, for another Warrant, or other Warrants of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of shares of Common Stock.
    If this Warrant shall be surrendered for exercise within any palled during which the transfer books for Common Stock or other securities purchasable upon the exercise of this Warrant are closed for any purpose, the Company shall not be required to make delivery of certificates for the securities purchasable upon such exercise until the date of the reopening of said transfer books.
  The holder of this Warrant shall not be entitled to any of the rights of a stockholder of the Company prior to the exercise hereof. This Warrant shall not be valid unless countersigned by the Warrant Agent.
    IN WITNESS WHEREOF, CHECKERS DRIVE-IN RESTAURANTS, INC. has caused the facsimile signature of its President to be printed heron and the facsimile of its corporate seal to be printed hereon and attested by imprinting hereon the facsimile signature of its Secretary.

Countersigned:

CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
As Warrant Agent



(Corporate Seal)


CHECKERS DRIVE-IN RESTAURANTS, INC.


By

/s/ Richard E. Fortman
President



Attest:


/s/ James T. Holder
Secretary